                                                               EXHIBIT 11

              GREASE MONKEY HOLDING CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

                                                     YEARS ENDED DECEMBER 31,
                                               ---------------------------------
                                                  1995       1994        1993
                                               ---------  ---------  -----------
PRIMARY EARNINGS PER SHARE
Net income (loss)............................  $ 238,190    139,566   (1,484,310)
Dividends on preferred stock.................   (126,632)  (121,202)     (91,541)
                                               ---------  ---------  -----------
Net income (loss) applicable to common stock.  $ 111,558     18,364   (1,575,851)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

Common shares outstanding....................  4,336,764  4,305,359    4,253,691
Effect of using weighted average
 common and common equivalent shares
 outstanding.................................     17,916    (16,413)    (381,764)
Effect of shares issuable under
 common stock warrants using the
 treasury stock method.......................          -    192,623            *
Effect of shares issuable under
 stock options using the
 treasury stock method.......................          -     32,970            *
                                               ---------  ---------  -----------
Shares used in computing primary
 earnings per share..........................  4,354,680  4,514,539    3,871,927
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------
Primary earnings (loss) per common
 share.......................................  $    0.03         **        (0.41)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

FULLY DILUTED EARNINGS PER SHARE
Net income (loss)............................  $ 238,190    139,566   (1,484,310)
Dividends on preferred stock.................   (126,632)  (121,202)     (91,541)
                                               ---------  ---------  -----------
Net income (loss) applicable to
 common stock................................    111,558     18,364   (1,575,851)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------
Shares used in computing primary
 earnings per share..........................  4,354,680  4,514,539    3,871,927
Effect of shares issuable upon
 conversion of preferred stock...............          *          *           *
                                               ---------  ---------  -----------
Shares used in computing fully
 diluted earnings per
 share.......................................  4,354,680  4,514,539    3,871,927
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------
Fully diluted earnings (loss) per
 common share................................  $    0.03         **        (0.41)
                                               ---------  ---------  -----------
                                               ---------  ---------  -----------

*   Antidilutive
**  Less than $.01 per share